Exhibit 99.1

Stanley Black & Decker Reports 4Q And Full Year 2014 Results

New Britain, Connecticut, January 29, 2015 … Stanley Black & Decker (NYSE: SWK) today announced fourth quarter and full year 2014 financial results.

•	4Q’14 Revenues Increased 3% To $3.0 Billion; Organic Growth Of 7%

•	4Q’14 Operating Margin Expanded 170 Basis Points To 13.2%; Excluding Charges, Operating Margin Expanded 50 Basis Points To 13.7%

•	4Q’14 Diluted GAAP EPS Was $1.37; Excluding Charges, 4Q’14 Diluted EPS Was $1.56

•	Full Year Revenues Increased 4% to $11.3 Billion; Organic Growth Of 5%

•	Full Year Operating Margin Expanded 220 Basis Points To 13.3%; Excluding Charges, Operating Margin Expanded 90 Basis Points To 13.6%

•	Full Year Diluted GAAP EPS Was $5.37; Excluding Charges, Diluted EPS Was $5.67

•	2014 Free Cash Flow Record Of $1.0 Billion; Working Capital Turns Reached 9.2

•	Expect 2015 Full Year EPS Of $5.65 To $5.85 On A GAAP Basis (Inclusive Of $0.25 In Restructuring Charges) And Free Cash Flow Of At Least $1.0 Billion

4Q’14 Key Points:

•	Net sales for the period were $3.0 billion, up 3% versus the prior year, primarily attributable to volume (+6%) and price (+1%), partially offset by currency (-4%).

•
The gross margin rate for the quarter was 35.2%. Excluding charges the gross margin rate was 35.3%, down 50 basis points from the prior year rate of 35.8%, as favorable volume, price, productivity and cost actions were more than offset by unfavorable currency and lower Security margins.

•	SG&A expenses were 22.1% of sales. Excluding charges, SG&A expenses were 21.6% of sales, compared to 22.6% in 4Q’13.

Exhibit 99.1

•
Operating margin rate was 13.2%. Excluding charges, operating margin rate was 13.7%, up 50 basis points from 4Q’13, as actions taken to improve profitability and generate operating leverage more than offset unfavorable currency.

•
The tax rate was 17.6%. Excluding charges, the tax rate was 18.3%, 360 basis points lower than last year’s rate due primarily to the favorable shift of earnings to lower taxed jurisdictions, the passage of U.S. tax legislation and settlement of various income tax audits in the fourth quarter.

•	Working capital turns for the quarter were 9.2, up 1.1 turns from 4Q’13. Free cash flow for the quarter was $636 million consistent with 4Q’13.

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “We were very pleased with our performance in the fourth quarter and for the full year. Our commitment to well balanced capital allocation priorities combined with our focus on key operational levers produced favorable organic growth, operating leverage and free cash flow results despite adverse currency and volatile macro environments.

“As we look to 2015 we continue to enjoy strong operating momentum amidst similar operating conditions and, as a consequence, are well positioned to manage through another challenging environment. Our long-term strategy and financial objectives remain intact, and we are confident in our ability to continue to generate strong underlying organic revenue, earnings and cash flow growth while producing meaningful returns for shareholders.”

Exhibit 99.1

4Q’14 Segment Results

($ in M)	4Q' 14 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]

CDIY	$1,496	$244.5	$0.3	$244.8	16.3%	16.4%

Industrial	$891	$136.7	$2.2	$138.9	15.3%	15.6%

Security	$595	$69.7	$3.1	$72.8	11.7%	12.2%
1 See Merger And Acquisition (M&A) One-Time Charges On Page 5

•
CDIY net sales increased 7% versus 4Q’13 as a result of volume (+10%) and price (+1%), partially offset by currency (-4%). Organic growth was strong in all regions led by North America (+14%). North America realized share gains and benefitted from continued brisk underlying tool demand across all channels driven primarily by new products and a robust holiday sell-in and sell-through season. Europe (+7%) maintained its trend of strong organic growth as new products and an expanded retail footprint continued to generate market share gains, in spite of a challenged economic backdrop. Organic growth accelerated within the emerging markets (+7%) led by Latin America, despite persistently volatile economic conditions across all emerging markets. Excluding charges, overall segment profit rate was 16.4%, up from the 4Q’13 rate of 14.8%, as volume leverage, price, productivity and cost management more than offset currency pressures.

•
Industrial net sales increased 1% versus 4Q’13 as a result of volume (+5%) and modestly positive price, partially offset by currency (-4%). Engineered Fastening achieved 10% organic growth driven by both strong global automotive and electronic revenues. Organic sales for the Industrial and Automotive Repair (“IAR”) business were up 5% with solid performances in both the North American and European tools businesses. Infrastructure organic growth was down 10% as strong hydraulic tools growth was negated by lower oil & gas revenues due to the recent contraction in oil prices and resulting slowdown in pipeline construction. Overall Industrial segment profit rate excluding charges was 15.6%, relatively consistent with the 4Q’13 rate of 15.8%, reflecting favorable volume leverage, productivity gains and cost control, offset by currency.

Exhibit 99.1

•
Security net sales decreased 1% versus 4Q’13 as organic growth of 3% driven by volume (+2%) and price (+1%), was offset by currency (-4%). Organic growth within North America and emerging markets (“NA & EM”) of 5% was primarily a result of strong performances within the commercial electronics and automatic doors businesses. Europe’s organic growth rate was flat, a significant improvement versus prior quarters. Europe order rates were up mid-single digits for the quarter with attrition rates for the year stabilized within the target range of 10-12%.

Overall Security segment profit rate excluding charges was 12.2%, a slight increase from the 3Q’14 rate of 12.1% and down 80 basis points from the 4Q’13 rate of 13.0%. The year-over-year decrease in Security’s segment rate for the quarter resulted primarily from the expected temporary project mix impact within North America which more than offset a 110 basis point improvement within Europe. The Security segment profit rate excluding charges for the full year of 11.7% was flat with the prior year.

President and Chief Operating Officer, James M. Loree, commented, “The fourth quarter represented another solid quarter of organic growth, margin expansion and cash flow generation for the Company. Our CDIY and Industrial segments maintained their impressive performance for the year from both an organic growth and operating leverage perspective, led by developed markets, while growth in the emerging markets continued to outpace the underlying volatile and slowing markets due in large part to the initial successes of our mid-price point product launches.

“We continued to see positive signs within the European Security business as its operating margin rate, which improved sequentially and increased 110 basis points above the prior year, and order growth met expectations for the quarter. Additionally, in the fourth quarter we announced our decision to divest Security’s operations in Spain and Italy, allowing us to focus our efforts on the regions with stronger structural characteristics and thus the highest growth and margin potential. The combination of this action and other operational improvements in both Europe and North America, give us confidence that we can continue to show both top and bottom line improvement within Security during 2015.”

2015 Outlook

Donald Allan Jr., Senior Vice President and CFO, commented, “In 2015 we expect to build off the momentum we generated during 2014 towards achieving our long-term financial objectives. Investing in our business strategically and focusing on operational excellence will position us to deliver organic growth of approximately 3-4% during 2015 in a continuously challenging global macroeconomic climate and

Exhibit 99.1

drive operating leverage, resulting in 2015 EPS of $5.65 - $5.85 on a GAAP basis which includes $50 million or $0.25 EPS in restructuring charges.

“We have made the decision to provide our guidance for 2015 on a GAAP basis given the significant reduction in annual restructuring and other one-time charges, which were more pronounced in prior years due to sizable M&A activity during 2010 - 2013.”

The following summarizes the key 2015 planning assumptions:

•	Organic growth of approximately 3-4% (approximately +$0.45 - $0.55)

•	Cost actions within Security and other businesses, pricing and commodity deflation (approximately +$0.50)

•	Lower average share count due to repurchases of shares weighted to the second half of 2015 (approximately +$0.09 - $0.12)

•	Foreign exchange headwinds of approximately $140 million (approximately - $0.70 - $0.75)

•	The tax rate will be relatively consistent with the 2014 rate

•	Free cash flow is expected to be at least $1 billion

Mr. Allan added, “We also remain committed to our near-term capital allocation plan of modest debt deleveraging, completed at the end of 2014, reducing our share count by the equivalent of approximately $1 billion of shares and supporting a strong and growing dividend. These actions combined with our near-term operational improvements are expected to result in continued improvement to our cash flow return on investment during 2015.”

Merger And Acquisition (M&A) One-Time Charges

4Q’14: Total one-time charges in 4Q’14 of $39.9 million primarily relate to integration and consulting costs. Gross margin includes $0.3 million of these one-time charges while SG&A includes $14.1 million. $5.6 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Also included in one-time charges are $1.1 million in Other, net as well as $24.4 million in net Restructuring charges.

2014: Total one-time charges in 2014 of $53.9 million primarily relate to integration and consulting costs. Gross margin includes $1.8 million of these one-time charges while SG&A includes $31.6 million. $14.7 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Also included in one-time charges are $1.7 million in Other, net as well as $18.8 million in net Restructuring charges.

Exhibit 99.1

The Company will host a conference call with investors today, Thursday, January 29, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at 1 (800) 708-4540, from outside the U.S. at +1 (847) 619-6397, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3868-1018. A replay will also be available two hours after the call and can be accessed at 1 (888) 843-7419 or +1 (630) 652-3042 using the passcode 3868-1018#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

These results reflect the Company’s continuing operations. In 4Q’14, the Company classified the results of the Security segment’s Spain and Italy operations as held for sale based on management’s intention to sell these operations. The operating results of Security Spain and Italy have been reported as discontinued operations for 2014 and 2013. In 3Q’13, the Company classified two small businesses within the Security and Industrial segments as held for sale based on management's intention to sell these businesses. The businesses within the Security and Industrial segments were sold during 2014. The operating results of these businesses, including the related losses on sale, have been reported as discontinued operations for 2013 and through the date of sale for 2014. Total sales reported as discontinued operations were $25.2 million and $34.8 million for 4Q’14 and 4Q’13, respectively, and $118.4 million and $150.1 million for 2014 and 2013, respectively.

The Company recast 2013 segment net sales and profit between the CDIY and Industrial segments to align reporting with the current management of the Company’s operations in the emerging markets to be comparable with the current year presentation. There is no impact to the consolidated financial statements of the Company as a result of this segment realignment.

Exhibit 99.1

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 13 to 16 for 2014 and 2013, are considered relevant to aid analysis of the Company’s operating performance and earnings results aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, the Niscayah and Infastech acquisitions and other smaller acquisitions of the Company. Normalized free cash flow, as reconciled from the associated GAAP measures on page 11 for 2014 and 2013 is considered a meaningful pro forma metric to aid the understanding of the Company’s cash flow performance aside from the material impact of the M&A-related payments and charges.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2015 EPS of $5.65 - $5.85 on a GAAP basis (including $50 million or $0.25 EPS in restructuring charges); (ii) generate free cash flow of at least $1.0 billion for 2015 ; (iii) continue to show both top and bottom line improvement within Security during 2015; (iv) reduce its share count by the equivalent of approximately $1.0 billion of shares and support a strong and growing dividend; and (v) improve our cash flow return on investment through 2015 (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to capitalize on operational improvements in both Security Europe and North America as well as execute on its divestiture of Security’s operations in Spain and Italy; (ii) the Company’s ability to invest in its business strategically and focus on operational excellence to deliver organic growth of approximately 3-4% ( approximately $0.45 - $0.55) during 2015; (iii) the Company’s ability to execute upon cost actions within Security and other businesses and to benefit from pricing and commodity deflation (approximately +$0.50); (iv) the Company’s ability to lower average share count due to repurchases of shares mostly in the second half of 2015 (approximately +$0.09 - $0.12); (v) foreign exchange headwinds being approximately $140 million (approximately - $0.70 - $0.75) in 2015; (vi) the Company’s ability to achieve a tax rate relatively consistent with the 2014 tax rate; (vii); the Company’s ability to limit one-time restructuring charges to approximately $50 million in 2015; (viii) successful integration of acquisitions completed during the year, as well as integration of existing businesses; (ix) the continued acceptance of technologies used in the Company’s products and services; (x) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xi) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xii) the proceeds realized with respect to any business or product line disposals; (xiii) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xiv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xv) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases and/or currency impacts; (xvi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xvii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xviii) the Company’s ability to obtain favorable settlement of tax audits; (xix) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xx) the continued ability of the Company to access credit markets under satisfactory terms; (xxi) the Company’s ability to negotiate satisfactory price and payment terms under which the Company buys and sells goods, services, materials and products; (xxii) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxiii) the availability of cash to repurchase shares when conditions are right.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products at the right price points in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any adverse earnings impact resulting from increases generated by, for example, increases in the cost of energy or significant Euro, Canadian Dollar, Chinese Renminbi or other currency fluctuations; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global geopolitical and macroeconomic environment; the economic environment of emerging markets, particularly Latin America, Russia and Turkey; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; the impact of poor weather conditions on sales; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.